EXHIBIT 11


                   OAKWOOD HOMES CORPORATION AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                      (in thousands, except per share data)


                                                  Three months ended
                                                      December 31,

                                                      1996              1995
 Weighted average number of common
          shares outstanding                          45,550           44,446
 Add:     Dilutive effect of stock
          options and restricted shares,
          computed using the treasury
          stock method                                 1,319            1,902
 Less:   Unearned ESOP shares                           (137)            (174)
 Weighted average number of common
          and common equivalent shares
          outstanding                                 46,732           46,174
 Net income                                          $15,193          $13,877
 Earnings per common share - primary                 $   .33          $   .30



 Weighted average number of common
          shares outstanding                          45,550           44,446
 Add:     Dilutive effect of stock
          options and restricted shares
          computed using the treasury
          stock method                                 1,319            1,922

 Less:    Unearned ESOP shares                          (137)            (174)
 Weighted average number of common
          and common equivalent shares
          outstanding                                 46,732           46,194
 Net income                                          $15,193          $13,877
 Earnings per common share - fully diluted           $   .33          $   .30

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